Exhibit 99.1

Tauriga Sciences, Inc. Appoints Dr. Keith Aqua to Position of Chief Medical Officer Press Release | 07/20/2020

Dr. Aqua has been a Principal Investigator on Over 300 Pharmaceutical Industry-Sponsored Clinical Trials

Wellington, FL, July 20, 2020 (GLOBE NEWSWIRE) — via NEWMEDIAWIRE — Tauriga Sciences, Inc. (OTCQB: TAUG) (“Tauriga” or the “Company”), a revenue generating, diversified life sciences company, with a proprietary line of functional “supplement” chewing gums (Flavors: Pomegranate, Blood Orange, Peach-Lemon, Pear Bellini, Mint, Black Currant) as well as two ongoing Biotechnology initiatives, today announced that it has appointed Dr. Keith Aqua (“Dr. Aqua) to the position of Chief Medical Officer (“CMO”) – Effective Immediately. In this capacity, Dr. Aqua will help the Company progress in its development of its proposed Pharmaceutical grade version of Tauri-Gum™. In addition, he will establish a distribution network for the Company to market its Tauri-Gum™ brand to a variety of physicians and medical practices in Southern Florida.

Tauriga’s CEO Seth M. Shaw expressed, “The Company has just secured a very important puzzle piece for its long-term success. Dr. Aqua has a wealth of experience in navigating the drug development process and in addition to that, his network enables the Company to expand its retail product offering – to medical practices. Dr. Aqua will also be assisting in our important and rapidly growing collaboration agreement with Aegea Biotechnologies, Inc.”

Commenting on his appointment, Dr. Keith Aqua stated, “After much consideration and due diligence, I have made the decision to join the Tauriga Sciences team in an important capacity. I am a big believer in the Company’s products and vision and I am confident that I can be of assistance in improving both execution and growth. I have great confidence that the Company will build a successful future for its shareholders.”

Personal Bio – Dr. Keith Aqua:

As Chief Medical Officer, Keith A. Aqua, MD brings more than 25 years of industry experience as a private practitioner and certified clinical investigator to Tauriga Sciences. Alongside his clinical research, Dr. Aqua is a board-certified obstetrician/gynecologist with a thriving private practice in West Palm Beach, Florida. He received a B.A. from the University of Pennsylvania and an M.D. from The Ohio State University. After completing his residency at the University of Arizona Health Sciences Center, he co-founded the Institute for Women’s Health and Body, a large single specialty group located in Palm Beach County, Florida. In 2001, he founded Visions Clinical Research and in 2015 the Atlantic Clinical Research Collaborative. He has been a Principal Investigator on over 300 pharmaceutical industry-sponsored clinical trials. He has received numerous teaching awards and has a number of publications and citations related to research in women’s health, dermatology, and family medicine. He is currently a speaker for several pharmaceutical companies and is an adjunct clinical professor at the Charles E. Schmidt College of Medicine at Florida Atlantic University.

ABOUT TAURIGA SCIENCES INC.

Tauriga Sciences, Inc. (TAUG) is a revenue generating, diversified life sciences company, engaged in several major business activities and initiatives. The company manufactures and distributes several proprietary retail products and product lines, mainly focused on the Cannabidiol (“CBD”) and Cannabigerol (“CBG”) Edibles market segment. The main product line, branded as Tauri-Gum™, consists of a proprietary supplement chewing gum that is both Kosher certified and Vegan formulated (CBD Infused Tauri-Gum™ Flavors: Mint, Blood Orange, Pomegranate) & (CBG Infused Tauri-Gum™ Flavor: Peach-Lemon). The Company’s commercialization strategy consists of a broad array of retail customers, distributors, and a fast-growing E-Commerce business segment (E-Commerce website: www.taurigum.com). Please visit our corporate website, for additional information, as well as inquiries, at www.tauriga.com

Complementary to the Company’s retail business, are its two ongoing biotechnology initiatives. The first one relates to the development of a Pharmaceutical grade version of Tauri-Gum™, for nausea regulation (specifically designed to help patients that are subjected to ongoing chemotherapy treatment). On March 18, 2020, the Company announced that it filed a provisional U.S. patent application covering its pharmaceutical grade version of Tauri-Gum™. The Patent, filed with the U.S.P.T.O. is Titled “MEDICATED CBD COMPOSITIONS, METHODS OF MANUFACTURING, AND METHODS OF TREATMENT”. The second one relates to a collaboration agreement with Aegea Biotechnologies Inc. for the co-development of a rapid, multiplexed, Novel Coronavirus (COVID-19) test with superior sensitivity and selectivity.

The Company is headquartered in New York City and operates a regional office in Barcelona, Spain. In addition, the Company operates a full time E-Commerce fulfillment center located in LaGrangeville, New York

DISCLAIMER — Forward-Looking Statements

This press release contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 which represent management’s beliefs and assumptions concerning future events. These forward-looking statements are often indicated by using words such as “may,” “will,” “expects,” “anticipates,” believes, “hopes,” “believes,” or plans, and may include statements regarding corporate objectives as well as the attainment of certain corporate goals and milestones. Forward-looking statements are based on present circumstances and on management’s present beliefs with respect to events that have not occurred, that may not occur, or that may occur with different consequences or timing than those now assumed or anticipated. Actual results may differ materially from those expressed in forward looking statements due to known and unknown risks and uncertainties, such as are not guarantees of general economic and business conditions, the ability to successfully develop and market products, consumer and business consumption habits, the ability to consummate successful acquisition and licensing transactions, fluctuations in exchange rates, and other factors over which Tauriga has little or no control. Many of these risks and uncertainties are discussed in greater detail in the “Risk Factors” section of Tauriga’s Form 10-K and other filings made from time to time with the Securities and Exchange Commission. Such forward-looking statements are made only as of the date of this release, and Tauriga assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. You should not place undue reliance on these forward-looking statements.

Contact:

CONTACT INFORMATION

Tauriga Sciences, Inc.

555 Madison Avenue, 5th Floor

New York, NY 10022

Chief Executive Officer

Mr. Seth M. Shaw

Email: sshaw@tauriga.com

cell # (917) 796 9926

Instagram: @taurigum

Twitter: @SethMShaw

Corp. Website: www.tauriga.com

E-Commerce Website: www.taurigum.com